SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    July 25, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:    (650) 802-7240

ITEM 5.    OTHER EVENTS.

On July 25, 2002, Conceptus, Inc. issued a press release announcing financial results for the three and six months ended June 30, 2002. Text of the press release follows:

SAN CARLOS, Calif. (July 25, 2002) – Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure™, today announced financial results for the three and six months ended June 30, 2002. Highlights of the 2002 second quarter and recent weeks include:

•
The FDA Advisory Committee overwhelmingly recommended conditional approval of Essure, a non-incisional alternative to tubal ligation for women seeking permanent contraception, by a vote of 8-0 with one abstention.

•	The Essure PMA (Pre-Market Approval) Application was granted expedited review by the FDA.

•
The Company completed a follow-on public offering of 4.5 million shares of common stock at $16.00 per share in June, raising $72.0 million before underwriters’ discounts and expenses. An additional 135,000 shares were issued at $16.00 per share in July as part of an underwriters’ over-allotment option, raising $2.2 million before underwriters’ discounts and expenses.

For the second quarter of 2002, net loss was $6.7 million, or $0.40 per share, compared with a net loss of $4.3 million, or $0.32 per share, in the comparable period last year. Net sales for the second quarter of 2002 was $406,000, compared with $163,000 for the second quarter of last year, the first quarter of commercial sales for Essure. On a sequential-quarter basis, net sales of Essure increased by 47%. Cost of sales and start-up manufacturing costs were $893,000 in the 2002 second quarter, representing the cost of early stage product manufacturing and growing, but limited, production volumes.

For the six months ended June 30, 2002, net sales were $682,000, compared with $163,000 for the six months ended June 30, 2001. The first-half 2002 net loss was $12.5 million, or $0.75 per share, compared with a net loss of $8.3 million, or $0.67 per share, in the comparable period of last year.

Research and development expenses increased to $2.3 million for the 2002 second quarter, compared with $1.7 million in the prior year’s second quarter. The increase was due to a higher level of expenditures associated with regulatory and clinical affairs pertaining to the PMA and increased legal costs pertaining to intellectual property matters. Selling, general and administrative expenses were $4.0 million for the three months ended June 30, 2002, compared with $2.3 million last year. The increase was related to on-going sales and marketing activities for Essure in Australia and continuing marketing and distribution activities for Essure in Europe, where new distributorships were established in the second quarter in Germany, Sweden, Switzerland and Turkey.

Cash, cash equivalents, short-term investments and restricted cash were $87.6 million as of June 30, 2002, compared with $33.8 million as of December 31, 2001, reflecting the successful completion of the Company’s recent follow-on public equity offering.

“The second quarter and recent weeks have proven to be a watershed period for Conceptus,” said Steven Bacich, chief executive officer. “The principal event during this time, the FDA Advisory Panel’s recommendation to approve the Essure PMA, though non-binding on the FDA, represents a major step forward for the Company as we continue to address our goal of building a high-quality, fully integrated medical device company focused on the Essure non-incisional, permanent birth control procedure.”

Mr. Bacich added, “Our PMA submission occurred on the 19th of April and was granted expedited review by the FDA. In a period of just three months, we received overwhelming support from the FDA Panel to move forward in the FDA approval process. We are confident that we can finalize the conditions set forth during the recent Panel meeting in very short order. Separately, we are very pleased with the successful follow-on offering that we completed this past June during a climate of very challenging market conditions. Our successful financing will enable us to prepare for our sales and marketing efforts in the U.S., Europe and other regions of the world, as we continue our transition into a full-fledged commercial entity.”

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 30 days.

ABOUT ESSURE

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to return home about 45 minutes after the procedure is completed.

ABOUT CONCEPTUS

Conceptus, Inc. is developing Essure, an investigational medical device and procedure in the U.S., designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for over 1 million procedures in the United States.

The Essure procedure is based on a unique and proprietary implant and catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt and timing of, and conditions placed upon, regulatory approvals for Essure, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net sales	$406	$163	$682	$163

Operating costs and expenses:
Cost of sales and start-up manufacturing costs	893	646	1,639	646
Research and development	2,348	1,676	4,330	3,865
Selling, general and administrative	3,999	2,343	7,213	4,397

Total operating costs and expenses	7,240	4,665	13,182	8,908

Operating loss	(6,834)	(4,502)	(12,500)	(8,745)

Interest and other income (expense), net	177	215	(12)	402

Net loss	$(6,657)	$(4,287)	$(12,512)	$(8,343)

Basic and diluted net loss per share	$(0.40)	$(0.32)	$(0.75)	$(0.67)

Shares used in computing basic and diluted net loss per share	16,806	13,300	16,640	12,521

Conceptus, Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2002	December 31, 2001
Cash, cash equivalents, short-term investments and restricted cash	$87,560	$33,803
Accounts receivable, net	509	247
Inventories, net	1,642	1,134
Other current assets	871	556

Total current assets	90,582	35,740
Property and equipment, net	1,888	1,658
Other assets	439	380

Total assets	$92,909	$37,778

Total liabilities	$5,018	$4,603

Common stock and additional paid-in capital	185,627	118,397
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(97,734)	(85,222)

Total stockholders' equity	87,891	33,175

Total liabilities and stockholders' equity	$92,909	$37,778

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ GLEN K. FURUTA
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:    July 26, 2002

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